BEACON INVESTMENT ADVISORY SERVICES, INC.

163 Madison Avenue, Suite 600

Morristown, NJ 07960

January 7, 2020

Mr. Bradley Swenson - President

ALPS Series Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	ALPS Series Trust (the “Trust”) - Beacon Accelerated Return Strategy Fund (“Accelerated Return Fund”) and Beacon Planned Return Strategy Fund (“Planned Return Fund”) (the “Funds” or a “Fund”)

Dear Mr. Swenson:

This letter confirms the agreement of Beacon Investment Advisory Services, Inc. (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” that it is entitled to receive from a Fund and to reimburse “Other Expenses” to the extent required below.

Accelerated Return Fund

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Accelerated Return Fund (excluding Rule 12b-1 Fees, Acquired Fund Fees and Expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) to an annual rate of: 1.40% of the Accelerated Return Fund's average daily net assets for Accelerated Return Fund's Institutional Class, during the term of this Agreement.

The Adviser will reduce the fee payable with respect to the Accelerated Return Fund to the extent of such excess and/or shall reimburse the Accelerated Return Fund by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to the Institutional Class of the Accelerated Return Fund in the same manner as the underlying expenses or fees were allocated.

Planned Return Fund

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Planned Return Fund (excluding Rule 12b-1 Fees, Acquired Fund Fees and Expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) to an annual rate of 1.40% of the Planned Return Fund's average daily net assets for Planned Return Fund's Institutional Class, during the term of this Agreement.

The Adviser will reduce the fee payable with respect to the Planned Return Fund to the extent of such excess and/or shall reimburse the Planned Return Fund by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to the Institutional Class of the Planned Return Fund in the same manner as the underlying expenses or fees were allocated.

The Trust shall reduce the Management Fees owed to the Adviser and/or invoice the Adviser with respect to any such reimbursement amounts owed by the Adviser to the Trust. Any such invoices are payable upon receipt. Invoices should be delivered via email to the Adviser at the email address the Adviser provides to the Trust.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of February 1, 2020 and shall continue at least through January 31, 2021; and will thereafter continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust and the Adviser does not provide at least 30 days written notice of non-continuance prior to the end of the then effective term. Except due to the Adviser’s notice of non-renewal, this Agreement may only be amended or terminated with the approval of the Board of Trustees of the Trust.

The Adviser will be permitted to recover with respect to a Fund, on a class-by-class basis, expenses it has borne through this Agreement (whether through reduction of its management fee or otherwise) only to the extent that the applicable Fund’s expenses in later periods do not exceed the lesser of (1) the contractual expense limit in effect at the time the Adviser waives or limits the expenses or (2) the contractual expense limit in effect at the time the Adviser seeks to recover the expenses. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees or expenses more than three years after the date on which the fee and expense was reduced, as calculated on a monthly basis.

BEACON INVESTMENT ADVISORY SERVICES, INC.

By:
Name:
Title:

Your signature below acknowledges acceptance of this letter agreement:

ALPS SERIES TRUST

By:
Name:	Bradley Swenson
Title:	President

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